UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 9, 2007

(Date of earliest event reported)

Quest Resource Corporation

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-17371 (Commission File Number)	90-0196936 (I.R.S. Employer Identification No.)

9520 North May Ave., Suite 300

Oklahoma City, Oklahoma 73120

(Address of principal executive office)(Zip Code)

(405) 488-1304

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Jerry Cash Employment Agreement

On April 9, 2007, Quest Resource Corporation ("Quest") entered into an Employment Agreement (the "Cash Agreement") with Jerry D. Cash, Chief Executive Officer and President of Quest. The Cash Agreement initially has a term of three years (the "Initial Term"). Upon expiration of the Initial Term, the Cash Agreement will automatically continue for successive one-year terms, unless earlier terminated in accordance with the Cash Agreement. Mr. Cash's base salary is $525,000 per year. He is eligible to participate in Quest's incentive bonus plan or program, and he was granted 493,080 restricted shares of Quest, which will vest in accordance with a three-year vesting schedule.

If Quest terminates Mr. Cash's employment without "cause" (as defined in the Cash Agreement) or if Mr. Cash terminates the Cash Agreement for Good Reason (as defined in the Cash Agreement), Quest will pay to Mr. Cash (i) his base salary for the remainder of the term, (ii) his health insurance premium payments for the duration of the COBRA continuation period or until he becomes eligible for health insurance with a different employer, and (iii) his pro rata portion of any annual bonus and other incentive compensation to which he would have been entitled. If Mr. Cash is unable to render services as a result of physical or mental disability, Quest may terminate his employment, and he will receive a lump-sum payment of $525,000 and all compensation and benefits that were accrued and vested as of the date of termination.

The Cash Agreement also provides for one-year restrictive covenants of non-competition and non-solicitation in the event Mr. Cash terminates his own employment or is terminated by Quest for cause. A copy of the Cash Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

David Grose Employment Agreement

On April 9, 2007, Quest entered into an Employment Agreement (the "Grose Agreement") with David E. Grose, Chief Financial Officer of Quest. The Grose Agreement initially has a term of three years (the "Term"). Upon expiration of the Term, the Grose Agreement will automatically continue for successive one-year terms, unless earlier terminated in accordance with the Grose Agreement. Mr. Grose's base salary is $350,000 per year. He is eligible to participate in Quest's incentive bonus plan or program, and he was granted 105,000 restricted shares of Quest, which will vest in accordance with a three-year vesting schedule.

If Quest terminates Mr. Grose's employment without "cause" (as defined in the Grose Agreement) or if Mr. Grose terminates the Grose Agreement for Good Reason (as defined in the Grose Agreement), Quest will pay to Mr. Grose (i) his base salary for the remainder of the term, (ii) his health insurance premium payments for the duration of the COBRA continuation period or until he becomes eligible for health insurance with a different employer, and (iii) his pro rata portion of any annual bonus and other incentive compensation to which he would have been entitled. If Mr. Grose is unable to render services as a result of physical or mental disability, Quest may terminate his employment, and he will receive a lump-sum payment of $350,000 and all compensation and benefits that were accrued and vested as of the date of termination.

The Grose Agreement also provides for one-year restrictive covenants of non-competition and non-solicitation in the event Mr. Grose terminates his own employment or is terminated by Quest for cause. A copy of the Grose Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

In addition, on April 9, 2007, in connection with the execution of Mr. Grose's employment agreement, Mr. Grose was awarded a bonus of 70,000 shares of unrestricted common stock in recognition for his past contributions to Quest.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1*	Employment Agreement dated April 2, 2007 between Quest Resource Corporation and Jerry D. Cash.
10.2*	Employment Agreement dated April 2, 2007 between Quest Resource Corporation and David E. Grose.

_______________

*Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST RESOURCE CORPORATION

By:	/s/ Jerry D. Cash
Jerry D. Cash
Chief Executive Officer

Date: April 10, 2007

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